Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Industries, Inc. Deferred Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement (No. 033-57981) on Form S-8 of Worthington Industries, Inc. and the Worthington Industries, Inc. Deferred Profit Sharing Plan of our report dated June 8, 2007, with respect to the financial statements and supplemental schedule of the Worthington Industries, Inc. Deferred Profit Sharing Plan as of and for the years ended December 31, 2006 and 2005, which report appears in the annual report on Form 11-K of the Worthington Industries, Inc. Deferred Profit Sharing Plan for the year ended December 31, 2006.

/s/ MEADEN & MOORE, LTD.
Certified Public Accountants

June 20, 2007
Cleveland, Ohio